Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2018 Equity Incentive Plan, the 2018 Employee Stock Purchase Plan, and the 2011 Equity Incentive Plan of Domo, Inc. of our report dated April 19, 2018 (except for the fourth paragraph of Note 1, as to which the date is June 18, 2018), in the Registration Statement (Form S-1 No. 333-225348) and related Prospectus of Domo, Inc. for the registration of shares of its Class B common stock.

/s/ Ernst & Young LLP
Salt Lake City, UT
June 29, 2018